Exhibit 8.1

[ Silver, Freedman & Taff, L.L.P. Letterhead ]

May 3, 2013

Board of Directors

Heritage Financial Corporation

201 Fifth Avenue SW

Olympia, Washington 98501

Re:	Merger pursuant to the Agreement and Plan of Merger dated as of March 11, 2013 (the “Merger Agreement”) by and among Heritage Financial Corporation, a Washington corporation (“Heritage”) and Valley Community Bancshares, Inc., a Washington corporation (“Valley”).

Ladies and Gentlemen:

We have acted as special counsel for Heritage in connection with the Merger Agreement pursuant to which Valley will merge with and into Heritage (the “Merger”) with Heritage being the surviving corporation, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Merger Agreement, (ii) Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement,” which reference shall include the proxy statement/prospectus of Heritage and Valley, the “Proxy Statement/Prospectus,” included therein), and (iii) the representation letters of Heritage and Valley, containing representations as to certain factual matters, delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

SILVER, FREEDMAN & TAFF, L.L.P.

Board of Directors

Heritage Financial Corporation

May 3, 2013

In rendering such opinion, we have assumed that (i) the Merger will be effected in accordance with the Merger Agreement and as described in the Registration Statement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations as to factual matters made by Heritage and Valley in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement, if relevant, or the Representation Letters “to the best knowledge of,” or based on the belief of Heritage or Valley or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, it is our opinion that for United States federal income tax purposes:

(i)	the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)	each of Heritage and Valley will be a party to the reorganization within the meaning of Section 368(b) of the Code;

(iii)	gain (but not loss) will be recognized by those U.S. holders of Valley common stock who receive shares of Heritage common stock and cash in exchange for shares of Valley common stock pursuant to the Merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Heritage common stock and cash received by a U.S. holder of Valley common stock exceeds such holder’s adjusted tax basis in its Valley common stock, and (2) the amount of cash received by such U.S. holder of Valley common stock (except with respect to any cash received instead of fractional share interests in Heritage common stock);

(iv)	the aggregate basis of the Heritage common stock received in the Merger will be the same as the aggregate basis of the Valley common stock for which it is exchanged, decreased by the amount of cash received in the Merger (except with respect to any cash received instead of fractional share interests in Heritage common stock), decreased by any basis attributable to fractional share interests in Heritage common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as ordinary dividend income, but excluding any gain or loss recognized with respect to fractional share interests in Heritage common stock for which cash is received); and

SILVER, FREEDMAN & TAFF, L.L.P.

Board of Directors

Heritage Financial Corporation

May 3, 2013

(v)	the holding period of Heritage common stock received in exchange for shares of Valley common stock will include the holding period of the Valley common stock for which it is exchanged.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U. S. Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barry P. Taff P.C.
Silver, Freedman & Taff, L.L.P.